UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2015 (December 16, 2015)

____________________________

Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

___________________________

Delaware	0-1667	31-4421866
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8111 Smith’s Mill Road New Albany, Ohio	43054
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (614) 491-2225

Not applicable

(Former name or former address, if changed since last report)

_____________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c)

Item 8.01.	Other Events.

On December 21, 2015, Bob Evans Farms, Inc., a Delaware corporation (the “Company”) issued a news release announcing that on December 16, 2015, Bob Evans Farms, LLC, a wholly owned subsidiary, signed a letter of intent to sell 145 restaurant properties to Mesirow Realty Sale-Leaseback, Inc., an affiliate of Mesirow Financial Holdings, Inc., for $200.0 million. The transaction is expected to provide the Company with net proceeds of approximately $165.0 to $170.0 million. Closing of the transaction is expected during the fourth fiscal quarter ending April 29, 2016. The net proceeds will be used to pay down debt and to repurchase shares of the Company’s common stock, while maintaining prudent leverage.

The letter of intent indicates that the properties will be leased under an absolute triple-net master lease agreement (“Lease”) under which Bob Evans Farms, LLC, as lessee, will be responsible for all costs related to taxes, insurance, maintenance, repairs, and replacements. In addition, the primary term of the Lease, which will be treated as an operating lease for accounting purposes, is to be 20 years with up to five successive five-year renewal options. Annual straight-line rent expense, inclusive of a 1.5% annual escalator, will be approximately $15.4 million, excluding amortization of deferred gains. A guaranty of the obligations under the Lease is to be provided by Bob Evans Farms, Inc.

The transaction is subject to due diligence, the execution of the definitive documentation by the parties and customary conditions of closing.

A copy of the news release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired – Not Applicable

(b)	Pro Forma Financial Information – Not applicable

(c)	Shell Company Transactions – Not Applicable

(d)	Exhibits:

The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	News release issued by Bob Evans Farms, Inc. on December 21, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: December 21, 2015

BOB EVANS FARMS, INC.

By:	/s/ Kevin C. O’Neil
Kevin C. O’Neil, Vice President, Assoc. General Counsel and Asst. Corporate Secretary